Exhibit 10.27

October 1, 2019

Dear Jessica:

Woo hoo! We are SO excited to extend this offer to join the nest! Read on for all the legal requirements of a traditional offer, but know we are so pumped that you’re potentially going to be a bluebird- this is NOT your typical company! We are all about our WHY and we hope that you will help us continue to build a meaningful company that helps the lives of many patients in need! Here comes the official stuff…

Officially, we extend this offer of employment with bluebird bio, Inc. (the “Company”), in the position of Vice President, Internal Audit reporting to Chip Baird, Chief Financial Officer. If you accept this offer, pursuant to the terms outlined herein, your employment with the Company will begin on November 4, 2019 (the “Commencement Date”).

This offer and your employment relationship with the Company will be subject to the terms and conditions of this letter. Please note, however, that no provision of this letter shall be construed to create an express or implied employment contract or a promise of employment for any specific period of time. Rather, your employment with the Company is at-will, meaning that such employment may be terminated by you or the Company, at any time, for any reason, and with or without advance notice. The Company expects that you will devote substantially all of your working time to the performance of your job duties, and that you will do so in a satisfactory manner and to the best of your abilities at all times.

Should you accept the Company’s offer of employment, your initial salary will be $260,000.00 (the “Base Salary”). As an exempt employee, you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Rather, your salary is intended to compensate you for all hours worked. Your Base Salary shall be payable in substantially equal bi-weekly installments in accordance with Company’s normal payroll practices as in effect from time-to-time. The Base Salary listed above is before taxation or other withholdings required or permitted by law. The Company reserves the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other amounts of required withholding, from all amounts of compensation and other remuneration payable to you, whether as direct compensation or pursuant to any of the compensation or benefit plans in which you may participate.

You understand and agree that the Base Salary listed above is set forth as a matter of convenience and does not constitute nor will be deemed to constitute an agreement by the Company to employ you for any specific period of time. You also understand that your Base Salary may be adjusted occasionally throughout your employment, including through increases, in the Company’s sole discretion.

You also will be eligible to participate in the bluebird bio cash bonus plan (the “Bonus Plan”). Pursuant to the Bonus Plan, your initial bonus target will be set at 30% of your Base Salary. The determination of whether a bonus will be granted, and the actual amount of any such bonus to be paid, will be determined by the Company in its sole discretion, taking into account, without limitation, the Company’s performance and your individual performance. This means that your bonus may go up or down from year-to-year and/or that receipt of a bonus in one year does not guarantee a bonus the following year. In other words, the Bonus Plan is truly discretionary. Your bonus, if any, will be payable no later than March 15 of the year following the applicable bonus year. Please note that to be eligible to participate in the Bonus Plan, you must be employed in good standing on the date the Company pays any bonuses pursuant to the Bonus Plan.

Subject to approval by the Compensation Committee of the Company’s Board of Directors (or other appropriate Committee or designee as appointed by the Compensation Committee), the Company will grant you (i) an option to purchase 7900 shares of common stock in the Company at the then-current fair market value (which presently is calculated using the closing price of the Company’s common stock on the first trading day of the month following the Commencement Date) and (ii) restricted stock units for 1975 shares of common stock in the Company. You may be considered annually for additional equity grants, subject to the company’s sole discretion. Any and all grants shall be pursuant and subject to the terms of the Company’s 2013 Stock Option and Incentive Plan and appropriate stock option and restricted stock unit agreements, in the Company’s standard form, as amended from time to time, which you will need to sign and which, together with the Stock Plan, constitute the “Equity Documents.”

You will also be eligible to participate fully in employee benefit plans that the Company provides or may establish for the benefit of its employees generally. Your eligibility to participate in these plans and receive benefits thereunder will be subject to the plan documents governing such benefits. Notwithstanding the foregoing, you understand and agree that nothing contained herein will require the Company to establish or maintain any fringe benefits and any such benefits may be modified, amended, terminated or cancelled at any time by the Company in its sole and absolute discretion.

As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, noncompetition or other agreement that would restrict your performance for the Company. You further certify that your signing this letter of employment does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound. If you are subject to any such agreement or order, please forward it to Jason Cole, our Chief Legal Officer JCole@bluebirdbio.com, along with a copy of this letter.

Additionally, as a condition of your employment, you also certify that all facts you have presented to the Company in furtherance of your potential employment are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience), resume or curriculum vitae, or in any interview or discussion with the Company regarding your potential employment.

The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, you will be required to sign, return and comply with an agreement relating to confidentiality, nonsolicitation and work product on or before your first day of work, as a condition of this offer of employment (the “Assignment of Invention, Nondisclosure, Noncompetition and Nonsolicitation Agreement”). A copy of the Assignment of Invention, Nondisclosure, Noncompetition and Nonsolicitation Agreement is enclosed for your consideration and signature.

In addition, you will comply at all times with all Company policies, rules and procedures as they may be established, stated and/or modified from time-to-time at the Company’s sole discretion. In this regard, among other things, you will be expected to comply at all times to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability, and respect for others. You will also comply at all times with all laws and regulations applicable to the Company’s business and performance of your duties for the Company. As and when requested, you will sign periodic forms to certify your continuing understanding of and full compliance with the Company’s policies. You also agree that, during the term of your employment with the Company and at all times thereafter, upon reasonable request, you will fully cooperate with the Company and/or its representatives, without additional compensation (to the extent permitted by law), concerning any business matters or disputes of any kind about which you have, or may have, any relevant information.
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Your employment with the Company is conditioned on your eligibility to work in the United States. Should you commence employment with the Company, on your first day, you must complete an I-9 Form and provide us with any of the accepted forms of identification specified on the I-9 Form.

This letter, along with the Equity Documents and the Assignment of Invention, Nondisclosure
Noncompetition and Nonsolicitation Agreement, constitute the Company’s entire offer regarding the terms and conditions of your prospective employment with the Company, and supersede any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. Nothing in this letter should be read to alter the at-will nature of your anticipated employment with the Company.

The terms of your employment shall be governed by the law of Massachusetts. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved in a court of competent jurisdiction in Massachusetts by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

You may accept this offer of employment and the terms and conditions hereof by electronically signing this letter. Your electronic submission of your signature will evidence your agreement with the terms and conditions set forth herein. This offer will expire on October 2, 2019 unless accepted by you prior to such date by directing the signed offer letter to my attention with the Assignment of Invention, Nondisclosure and Nonsolicitation Agreement

Jessica, we are pleased to offer you the opportunity to join the Company, and we look forward to having you aboard. We are confident that you will continue to make important contributions to our unique and exciting opportunity to make a difference in bringing important new therapies to patients who need them.

Sincerely

/s/ Kathy Wilkinson
Kathy Wilkinson
Chief People Officer

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By signing below, I acknowledge that I have been furnished with a copy of this offer and that I understand and agree to the terms set forth above. I understand that I will be an at-will employee and that nothing in this document is intended to create a contract of employment or alter the at-will nature of my employment.

Acknowledged And Agreed:

/s/ Jessica Whitten
Jessica Whitten
1/10/2019
Date

Enclosures: Offer Letter (2)
Assignment of Invention, Nondisclosure Noncompetition and Nonsolicitation Agreement (2)

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ASSIGNMENT OF INVENTION, NONDISCLOSURE, NONCOMPETITION

AND NONSOLICITATION AGREEMENT

This Agreement is made between bluebird bio, Inc., a Delaware corporation (including its subsidiaries and other affiliates and its and their successors and assigns, hereinafter referred to as “bluebird bio” or the “Company’’), and Jessica Whitten, an employee or consultant of the Company (the “Service Provider”).

In consideration of the employment of the Service Provider by the Company, the Company’s promise to provide the Service Provider with items of bluebird bio Proprietary Information, specialized training and/or goodwill, and, as applicable, participation by the Service Provider in the Company’s Sale Event Severance Plan, as additional consideration for signing this agreement, the Company and the Service Provider agree as follows:

1.    Noncompetition; Nonsolicitation.
a.    During the term of Service Provider’s provision of services to the Company and for a period of (i) one year after the termination or cessation of such services for any reason or no reason (the “Last Date of Employment”), or (ii) two (2) years following the Last Date of Employment if he or she breaches his or her fiduciary duty to the Company or if he or she has unlawfully taken, physically or electronically, property belonging to the Company (in either case, the “Restricted Period”):
(I) Unless (A) the Company elects to terminate the Service Provider’s employment without Cause (as defined below) or the Service Provider has been laid off; or (B) the Company elects to waive the restrictions upon post-employment activities set forth in this Section 1.a.(I), then, the Company shall make payments to the Service Provider for the post-employment portion of the Restricted Period (but for not more than 12 months following the Last Date of Employment) at the rate of 50% of the highest annualized base salary paid to the Service Provider by the Company within the two-year period preceding the Last Date of Employment, which the Service Provider acknowledges and agrees is consideration mutually agreed upon by the Company and the Service Provider, and in exchange, the Service Provider shall not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the geographic areas in which, at any time during the two years that immediately preceded the Last Date of Employment (“Two Year Lookback”), the Service Provider provided services or had a material presence or influence, provide any of the types of services that the Service Provider provided to the Company during the Two Year Lookback, in connection with any business that develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Company, or products or services that the Company or its affiliates has under development or that are the subject of active planning at any time during the Service Provider’s employment (“Restricted Activity”). For purposes of this Agreement, and notwithstanding anything to the contrary in any other agreement between the Company and the Service Provider, “Cause” shall mean a reasonable and good faith basis for the Company to be dissatisfied with the Service Provider’s job performance, conduct or behavior. The Service Provider acknowledges that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement. The Service Provider further acknowledges and agrees that any payments the Service Provider receives pursuant to this Section 1.a.(I) shall reduce (and shall not be in addition to) any severance or separation pay that the Service Provider is otherwise entitled to receive from the Company pursuant to an agreement, plan or otherwise. Notwithstanding the foregoing, Service Provider shall have the right to own, for investment purposes, not more than one percent of the outstanding capital stock of a publicly held enterprise which competes with bluebird bio and nothing contained in this Section 1 shall prevent Service Provider from being employed by a university or nonprofit research institution.
(II) Service Provider will not solicit, entice or induce any employee or consultant of bluebird bio to terminate his or her employment or consultancy or engage in a Restricted Activity; and
(III) Service Provider will not solicit, entice or induce any vendor, customer or distributor of bluebird bio to terminate or materially diminish its relationship with bluebird bio.
b. Service Provider acknowledges and agrees that, in the event he/she breaches any of the terms described in Section 1.a.(II) or (III) above, the Restricted Period shall be tolled and shall not run during the time that Service Provider is in breach of such obligations; provided that, the Restricted Period shall begin to run again once Service Provider has ceased breaching the terms of Section 1.a.(II) or (III) and is otherwise in compliance with his/her obligations described therein.
c. Service Provider further acknowledges and agrees that (i) the types of employment which are prohibited by Section 1.a(I) are narrow and reasonable in relation to the skills which represent Service Provider’s principal salable assets both to bluebird bio and to other prospective employers, and (ii) the geographical scope of the provisions of Section 1.a(I) is reasonable, legitimate and fair to Service Provider in light of the nature of the Company’s business, the Company’s need to market and sell its services and products in an appropriate manner and in light of the limited restrictions on the type of activity prohibited compared to the activities for which Service Provider is qualified to earn a livelihood.
d. Service Provider acknowledges and agrees that (i) the restrictions in Section 1.a are reasonable, legitimate, necessary and fair to Service Provider in light of the nature of the Company’s business, the Company’s need to market and sell its services and products in an appropriate manner and in light of the limited restrictions on the type of activity prohibited. Service Provider further acknowledges and agrees that any breach or threatened breach of this Agreement will cause irreparable injury to bluebird bio and that money damages may not provide an adequate remedy to bluebird bio. Service Provider therefore agrees that bluebird bio, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Service Provider of any of the provisions of this Agreement, without having to post bond. Service Provider further acknowledges that a court may render an award extending the Restricted Period as one of the remedies in the event of his or her violation of this Agreement. If the Service Provider violates this Agreement, in addition to all other remedies available to the Company at law (including, without limitation, the Company’s right to discontinue any payments the Service Provider may receive pursuant to Section 1.a.(I)), in equity, and under contract, the Service Provider agrees that he or she is obligated to pay all of the Company’s costs of enforcement of this Agreement, including reasonable attorneys’ fees and expenses.
2.    Confidential Information.
a. Service Provider acknowledges and agrees to abide by bluebird bio’s Confidentiality and Trade Secret Policies.
b. Service Provider acknowledges that bluebird bio would be irreparably damaged if Service Provider’s confidential knowledge of the business of bluebird bio was disclosed to or utilized on behalf of others. Service Provider acknowledges that he or she has learned and will learn bluebird bio Proprietary Information, as defined in Section 2.b. hereof, relating to the business to be conducted by bluebird bio and its subsidiaries and joint ventures and partnerships to which bluebird bio may be a party (together, the “bluebird bio Entities”). Service Provider agrees that he or she will not, except in the normal and proper course of his or her employment or consultancy or as otherwise provided herein, disclose or use or enable anyone else to disclose or use, either during the term of this Agreement or subsequent thereto, any such bluebird bio Proprietary Information without prior written approval of bluebird bio. Service Provider further agrees to comply with all bluebird bio policies that govern the treatment of bluebird bio Proprietary Information and the reporting of any suspected violation of law, including but not limited to the Code of Business Conduct and Ethics, as such policies may be amended or revised from time to time. Service Provider acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” In addition, nothing in this Agreement prohibits Service Provider from reporting an event that Service Provider reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), requires notice to or approval from the Company before doing so, or prohibits Service Provider from cooperating in an investigation conducted by such a government agency.
c. For the purpose of this Agreement, “bluebird bio Proprietary Information” shall mean all information, ideas, concepts, improvements, discoveries, and Inventions (defined in 3 a. below) that are both (i) disclosed or made known by bluebird bio to Service Provider, and (ii) identified as “proprietary” by bluebird bio to Service Provider (either orally or in writing) at the time of such disclosure or that should reasonably be known to be proprietary, including, but not limited to, the following types of information: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, and any litigation or negotiations; intellectual property, including patent applications, trademarks, trade secrets, and secret formulae; marketing information, including sales or product plans, strategies, tactics, methods, customers, prospects, or market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational information that relates to the technology that bluebird bio has or desires to develop or market, including control and inspection practices, manufacturing processes and methods, suppliers and parts; technical information, including machinery or device designs, drawings, specifications, processes, procedures, scientific or statistical data, research and development information, scientific protocols, clinical data and preclinical data. bluebird bio Proprietary Information does not include information lawfully acquired by a non-management employee about wages, hours or other terms and conditions of employment when used for purposes protected by §7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid or protection of laborers. For purpose of clarity, it shall still be a violation of this Agreement for a non-management employee to share Confidential Information with a competitor about other employees’ compensation and benefits which was obtained through the course of employment with the Company for purposes of assisting such competitor in soliciting Company employees.
d. Service Provider agrees that all documents of any nature provided by bluebird bio to Service Provider and pertaining to activities of any bluebird bio entity or to any bluebird bio Proprietary Information, in his or her possession now or at any time during the term of this Agreement, including without limitation memoranda, notebooks, notes, data sheets, records and blueprints, are and shall be the property of bluebird bio, and that they and all copies of them shall be surrendered to bluebird bio upon the earlier of request by bluebird bio or termination of this Agreement.
e. Service Provider shall have none of the obligations set forth above with respect to bluebird bio Proprietary Information (i) that is publicly known or becomes publicly known through no breach of this Agreement by Service Provider, (ii) that is generally or readily obtainable by the public, or within the scientific field, (iii) that is known by Service Provider prior to its disclosure to Service Provider by bluebird bio, as shown by Service Provider’s written records, (iv) that Service Provider received from a source that had the legal right to disclose the information to Service Provider, (v) that is required to be disclosed by law, government regulation or court order, or (vi) involves information lawfully acquired by a non-management employee about wages, hours or other terms and conditions of employment when used for purposes protected by §7 of the National Labor Relations Act. Further, nothing herein limits, restricts, or in any other way affects Service Provider communicating with the SEC, the DOL, or any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, or cooperating with or participating in a legal proceeding concerning matters relevant to the governmental agency or entity.
3.    Intellectual Property.
a. Service Provider hereby assigns and agrees to assign to bluebird bio his or her entire right, title and interest in and to all Inventions. “Inventions” means improvements, modifications, know-how, processes, secrets and discoveries made, possessed, discovered or conceived by him or her during the period in which the Service Provider has provided services to the Company (whether or not patentable, whether or not reduced to practice, whether or not made, possessed, discovered or conceived by him or her individually or jointly with any other person or persons, whether made or conceived on or off bluebird bio’s premises, and whether made in or out of working hours), which shall specifically or generally relate to, be applicable to or concern (a) development of therapeutics utilizing ex vivo or in vivo nucleic acid (e.g., gene) transfer utilizing viral vector or virus-based approaches (e.g., lentivirus), (b) methods of manufacturing viral vectors or genetically modified cells for the development of therapeutics, (c) approaches to facilitate proper homing or engraftment of genetically modified cells (d) gene editing, (e) cancer therapy,

(f) rare genetic disease therapy, and (g) any other project, field, or line of business in which bluebird bio is engaged (collectively, the “Field”), such Inventions and benefits hereof to immediately become the sole and absolute property of bluebird bio. In the event that any portion of this assignment is prohibited by the terms of a funding agreement under which the work resulting in any Invention was performed or the regulations of the institution where such work was performed (in the event such work was not performed by bluebird bio), Service Provider shall use his or her best efforts to obtain for bluebird bio a license or other consent to use such information on the most advantageous terms that are available to bluebird bio. Service Provider agrees that, upon the request of bluebird bio and at the expense of bluebird bio, Service Provider will execute such further assignments, documents, and other instruments as may be necessary or desirable fully and completely to assign all such Inventions to bluebird bio and to assist bluebird bio in applying for, obtaining, and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. Service Provider shall keep and maintain adequate and current written records of all Inventions, in the form of notes, sketches, drawings or as may be specified by bluebird bio, which records shall be available to and remain the sole property of bluebird bio at all times. Service Provider acknowledges that bluebird bio from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on bluebird bio regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. Service Provider agrees to be bound by all such obligations and restrictions which are made known to Service Provider and to take all action necessary to discharge the obligations of bluebird bio under such agreements.
b. This Agreement’s assignment provisions are limited to only those Inventions that can be lawfully assigned by an employee to an employer under applicable law in the state where Service Provider last regularly resided while employed by the Company. Service Provider hereby acknowledges that Service Provider has been notified of the following laws governing the assignment of inventions: Del. Code Title 19 § 805; Ill. 765 ILCS1060/1-3, “Employees Patent Act”; N. C. Gen. Stat. Article 10A, Chp 66, Comm. & Bus., § 66-57.1; Minn. Stat. 13A § 181.78; Kan. Stat. § 44-130; Utah Code §34-39-1 -- 34-39-3, “Employee Inventions Act”; Wash. Rev. Code, Title 49 RCW: Lab. Reg. Chpt. 49.44.140; for example, if Service Provider resides in California, the assignment is limited to comply with Cal. Lab. Code § 2870 which provides: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. Service Provider will not, without the Company’s prior written consent, incorporate into any Company product or otherwise deliver to the Company any software code that is subject to any license that by its terms requires, or conditions the use or distribution of such code on, the disclosure, licensing or distribution of such Company product or any source code owned or licensed by the Company (e.g., software code licensed under the GNU GPL, LGPL or AGPL.

4.    Publication.
Anything to the contrary herein notwithstanding, Service Provider may not publish any bluebird bio Proprietary Information or information regarding Inventions, (as defined above) of a scientific (as opposed to business or corporate) nature generated in the Field by Service Provider. Any clinical or research publication request must comport with bluebird bio’s Scientific and Clinical Publication Review and Approval Process. In addition, Service Provider will cooperate with patent counsel for bluebird bio in effecting the intent of this Section by providing a copy of the text and/or data and any other information needed to file any patent applications or other appropriate materials to protect such information prior to any publication request.
5.    Trade Secrets of Others/Obligations to Others.
Service Provider represents that his or her other performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him or her in confidence or in trust prior to his or her engagement by bluebird bio, and Service Provider agrees that he or she will not disclose to bluebird bio, or induce bluebird bio to use, any confidential or proprietary information or material belonging to any other person. Service Provider agrees that he or she will not enter into any agreement, either written or oral, in conflict with his or her obligations under this Agreement.
6.    Survival
The terms of this Agreement and Service Provider’s obligations hereunder shall survive any termination of the Services Provider’s employment, contractual or other business relationship with bluebird bio, irrespective of the reason or reasons for such termination. Nothing in this Agreement shall eliminate, reduce, or otherwise remove any legal duties or obligations that Service Provider would otherwise have to the Company through common law or statute.
7.    Agreement Enforceable Upon Material Job Change.
Service Provider acknowledges and agrees that if he or she should transfer between or among any affiliates of bluebird bio, wherever situated, or be promoted, demoted, reassigned to functions other than Service Provider’s present functions, or have his/her job duties changed, altered or modified in any way, all terms of this Agreement shall continue to apply with full force.
8.    Notice of Resignation.
If the Service Provider elects to resign from his or her employment with the Company, the Service Provider agrees to provide the Company with written notification of his or her resignation at least two (2) weeks prior to the intended resignation date. Such notice shall include information in reasonable detail about his or her post-employment job duties and other business activities, including the name and address of any subsequent employer and/or person or entity with whom or which he or she intends to engage in business activities during the Restricted Period and the nature of his or her job duties and other business activities. The Company may elect to waive all or part of the two (2) week notice period in its sole discretion.

9.    Disclosure to Future Employers.
Service Provider agrees to provide, and the Company, in its discretion, may provide, a copy of this Agreement to any business or enterprise which Service Provider may directly or indirectly own, manage, operate, finance, join, control or in which Service Provider may participate in the ownership, management, operation, financing, or control, or with which Service Provider may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.
10.    Modification.
This Agreement may not be changed, waived, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing signed by Service Provider and bluebird bio or as provided in Section 17 or Section 1(a)(I)(B), which waiver under Section 1(a)(I)(B) must be in writing. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
11.    Entire Agreement.
This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any previous oral or written communications, representations, understandings, or agreements relating to the subject matter hereof; notwithstanding the foregoing, any Invention that was created prior to execution of this agreement shall also remain subject to the provisions of any intellectual property assignment provisions in existence between bluebird bio and Service Provider.
12.    Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including, in the case of Service Provider, his or her heirs, executors, administrators and other legal representatives). Neither party hereto may assign any of its rights or obligations hereunder to any other person, except that bluebird bio may assign all of its rights and obligations under this Agreement to any person or entity controlled by, in control of, or under common control with, bluebird bio, or to any successor or assign of bluebird bio that employs Service Provider subsequent to his or her employment with bluebird bio.
13.    Counterparts.
This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.
14.    Notices.
All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by first-class mail postage prepaid, addressed as follows: If to bluebird bio, at bluebird bio, Inc., 60 Binney Street, Cambridge, MA 02142, Attention: Chief Legal Officer, or to such other address as may have been furnished to Service Provider by bluebird bio in writing as herein provided; or if to Service Provider, at the address set forth below his or her signature hereon, or to such other address as may have been furnished to bluebird bio by Service Provider as herein provided in writing. Any notice or other communication so addressed and so mailed shall be deemed to have been given when mailed, and if hand delivered shall be deemed to have been given when delivered.
15.    Applicable Law.
This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Massachusetts, without giving effect to conflict of law principles, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties acknowledge that the last act necessary to render this Agreement enforceable is its execution by the Company in Massachusetts, and that the Agreement shall be maintained in Massachusetts.
16.    Jurisdiction, Venue, Service of Process and Jury Trial Waiver.
Any legal action or proceeding with respect to this Agreement must be brought in the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts and shall be subject to the jurisdiction of such courts only. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waive any objection to personal jurisdiction or venue in those courts; provided, however, the Company and the Service Provider agree that all civil actions relating to Section 1.a.(I) of this Agreement shall be brought in the county of Suffolk and that the superior court or the business litigation section of the superior court shall have exclusive jurisdiction. Any action, demand, claim or counterclaim arising under or relating to this Agreement will be resolved by a judge alone and each of the Company and the Service Provider waive any right to a jury trial thereof.
17.    Severability.
The parties intend this Agreement to be enforced as written. However, (a) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly-authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law, and (b) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to modify or reduce the scope, duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-pencilling”), and in its modified, reduced or blue-pencilled form such provision will then be enforceable and will be enforced.
18.    Use of Name or Affiliation.
bluebird bio shall not use Service Provider’s name or affiliation, in publicity, advertising, or securities offering materials without the prior written approval of Service Provider, provided that such approval shall not be unreasonably withheld in cases in which bluebird bio is required by applicable law to disclose Service Provider’s relationship with bluebird bio.

19.    Employment At-Will.
This Agreement does not constitute a contract of employment for a definite period or imply that Service Provider’s employment or engagement with the Company shall continue for any definite period of time. Employment with the Company is at-will meaning that the Service Provider or the Company may end the employment relationship at any time with or without notice or cause.

THE SERVICE PROVIDER ACKNOWLEDGES THAT HE OR SHE HAS CAREFULLY READ THIS ASSIGNMENT OF INVENTION, NONDISCLOSURE, NONCOMPETITION AND NONSOLICITATION AGREEMENT AND Appendix A and UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT. FURTHERMORE, BY SIGNING BELOW, THE SERVICE PROVIDER CERTIFIES THAT (I) HE OR SHE WAS PROVIDED WITH THIS AGREEMENT BY THE EARLIER OF A FORMAL OFFER OF EMPLOYMENT OR TEN (10) BUSINESS DAYS BEFORE THE COMMENCEMENT OF HIS OR HER EMPLOYMENT, AND (II) HE OR SHE HAS BEEN ADVISED BY THE COMPANY THAT HE OR SHE HAS THE RIGHT TO CONSULT WITH COUNSEL PRIOR TO SIGNING THIS AGREEMENT.

bluebird bio, Inc.

By:	/s/ Kathy Wilkinson
Print Name:	Kathy Wilkinson
Title:	Chief People Officer
Date:	1/10/2019

SERVICE PROVIDER

By:	/s/ Jessica Whitten
Print Name:	Jessica Whitten
Date:	1/10/2019

Attachment: Appendix A

APPENDIX A

Alabama:

If Service Provider resides in Alabama, and is subject to Alabama law, then the following applies to Service Provider for as long as Service Provider is subject to Alabama law: (i) Paragraph 1(a) shall be further limited to the solicitation or hiring of employees or consultants of the Company who are engaged in a Sensitive Position for the Company. A person is in a “Sensitive Position” if he or she is uniquely essential to the management, organization, or service of the Company’s business; and (ii) Paragraph 1(a)(ii) shall be limited to solicitation of current customers, vendors, or distributors of the Company (i.e., past or inactive customers, vendors, or distributors are not covered by the provision).

Arizona:

If Service Provider resides in Arizona and is subject to Arizona law, then the following applies to Service Provider for as long as Service Provider is subject to Arizona law: the restrictions in Paragraph 1(a)(ii) shall be limited to the geographic region that Service Provider worked in, serviced, managed and/or supervised on behalf of the Company within the one (1) year period immediately preceding the termination of his employment.

California:

If Service Provider resides in California and is subject to California law, then the following applies to Service Provider for so long as Service Provider is subject to California law: (a) Paragraph 1(a)(ii) shall be limited to situations where Service Provider is aided in his or her conduct by the use or disclosure of the Company’s trade secrets (as defined by applicable law); and (b) Paragraphs 14 and 15 shall not apply.

Louisiana:

If Service Provider resides in Louisiana and is subject to Louisiana law, then the following applies to Service Provider for as long as Service Provider is subject to Louisiana law: the restrictions in Paragraph 1(a)(ii) shall be limited to the following parishes in Louisiana and counties outside Louisiana:_____________________________ [each individual Parish and/or County must be named].

Montana:

If Service Provider resides in Montana and is subject to Montana law, then the following applies to Service Provider for as long as Service Provider is subject to Montana law: the last sentence of Paragraph 18 shall not apply.

Nebraska:

If Service Provider resides in Nebraska and is subject to Nebraska law, then the following applies to Service Provider for so long as Service Provider is subject to Nebraska law: Paragraph 1(a)(ii) is further limited to the solicitation of customers, vendors, or distributors, with which

Service Provider did business on behalf of the Company and had personal business-related contact during the one (1) year period immediately preceding Service Provider’s termination.

Nevada:

If Service Provider resides in Nevada and is subject to Nevada law, then the following applies to Service Provider for so long as Service Provider is subject to Nevada law: Paragraph 1(a)(ii) does not preclude Service Provider from providing services to any former customer of the Company if: (a) Service Provider did not solicit the former customer; (b) the customer voluntarily chose to leave and seek services from Service Provider; and (c) Service Provider is otherwise complying with the limitations in this Agreement as to time and scope of activity to be restrained.

New York:

If Service Provider resides in New York and is subject to New York law, then the following applies to Service Provider for so long as Service Provider is subject to New York law: Paragraph 1(a)(ii) shall be modified so that it excludes those customers who became a customer of Company as a result of Service Provider’s independent contact and business development efforts with the customer prior to and independent from his/her employment with Company.

North Carolina:

If Service Provider resides in North Carolina and is subject to the laws of North Carolina, then the following applies to Service Provider for so long as Service Provider is subject to North Carolina law: the one (1) year look back period referenced in Paragraph 1(a) shall be calculated looking back one (1) year from the date of enforcement and not from the date employment ends.

North Dakota:

If Service Provider resides in North Dakota and is subject to North Dakota law, then the following applies to Service Provider for so long as Service Provider is subject to North Dakota law: Paragraph 1(a)(ii) shall be limited to situations where Service Provider is aided in his or her conduct by the use or disclosure of the Company’s trade secrets (as defined by applicable law).

Wisconsin:

If Service Provider resides in Wisconsin and is subject to Wisconsin law, then the following applies to Service Provider for so long as Service Provider is subject to Wisconsin law: (a) Paragraph 9(g) shall not apply; and (b) Paragraph 5(b) shall be further limited to the solicitation or hiring of employees, independent contractors, sales agents, or sales associates of the Company who are engaged in a Sensitive Position for the Company. “Sensitive Position” refers to an employee of the Company who is in a management, supervisory, sales, research and development, or similar role where the employee is provided Confidential Information or is involved in business dealings with the Company’s customers.